UNITED STATE
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (date of earliest event reported): November 3, 2009

                          SYNERGY RESOURCES CORPORATION
             (Exact name of registrant as specified in its charter)

          Colorado                       None                  20-2835920
--------------------             ------------------      ----------------------
 (State or other jurisdiction   (Commission File No.)        (IRS Employer
of incorporation)                                          Identification No.)

                                20203 Highway 60
                           Platteville, Colorado 80651
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          (Address of principal executive offices, including Zip Code)


       Registrant's telephone number, including area code: (970) 737-1073
                                                           --------------

                                       N/A
                   ------------------------------------ ----
          (Former name or former address if changed since last report)


Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 1.01   Entry into a Material Definitive Agreement.

      On November 3, 2009 Synergy entered into an agreement with Ensign Drilling Company to drill, and possibly complete, four wells. The wells will be drilled in the Wattenberg field of the Denver-Julesburg ("D-J") Basin.

      The wells will be drilled to depths ranging between 7,600 and 8,500 feet, reaching the Codell and J formations. Synergy estimates that the wells will cost between $175,000 and $200,000 to drill. Completion costs for each well are estimated to be $425,000. Drilling on the first well, the SRC 34-32, began on November 3, 2009. Synergy has a 62.5% working interest (46.875% net revenue interest) in the wells and will be the operator for all wells drilled.

      The wells will be drilled on a 160 acre lease in Weld County, Colorado. Synergy acquired a 37.5% working interest (28.125% net revenue interest) in the lease for $60,000 from Petroleum Exploration & Management, LLC, a company controlled by Ed Holloway and William E. Scaff, Jr., who are both officers and directors of Synergy. Synergy's remaining 25% working interest (18.75% net revenue interest) was acquired from an unrelated third party.

      Petroleum Exploration & Management retained a 12.5% working interest (9.375% net revenue interest) in the lease and will bear its proportional share of the cost of drilling, and if warranted, completing and operating the wells. The remaining working and net revenue interests in the lease are owned by third parties not affiliated with Synergy.










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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  November 6, 2009.

                                 SYNERGY RESOURCES CORPORATION



                                 By:  /s/ Ed Holloway
                                      ----------------------------------
                                       Ed Holloway, President